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CONFIDENTIAL                                                       ROCHESTER, NY

EXHIBIT 4.4

                            ASSET PURCHASE AGREEMENT

                                      among

                        WASTE MANAGEMENT OF NEW YORK, LLC
                                     (Buyer)

                                       and

                             WASTE MANAGEMENT, INC.
                                 (Buyer Parent)

                                       and

                 GENERAL ENVIRONMENTAL TECHNICAL SERVICES, INC.
                                    (Seller)

                                       and

                       CAPITAL ENVIRONMENTAL RESOURCE INC.
                                 (Seller Parent)

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CONFIDENTIAL                                                       ROCHESTER, NY

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of April 2, 2001, among WASTE MANAGEMENT OF NEW YORK, LLC, a New York limited liability company ("Buyer"); WASTE MANAGEMENT, INC., an Ohio corporation ("Buyer Parent"); GENERAL ENVIRONMENTAL TECHNICAL SERVICES, INC., a New York corporation ("Seller"); and CAPITAL ENVIRONMENTAL RESOURCE INC., an Ontario corporation ("Seller Parent").

        WHEREAS, Seller owns or leases real property described in Schedule A (the "Land"), and operates thereon a collection business in the Rochester, New York area (the "Business");

        WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

        WHEREAS, Seller Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock (or, if not a corporation, the equivalent ownership interests) of Seller;

        WHEREAS, Buyer and Buyer Parent are unwilling to enter into this Agreement without the covenants and promises of Seller Parent set forth herein;

        WHEREAS, Seller Parent desires that Seller sell such assets, properties and contractual rights to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises set forth herein;

        WHEREAS, Buyer Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock (or, if not a corporation, the equivalent ownership interests) of Buyer;

        WHEREAS, Seller and Seller Parent are unwilling to enter into this Agreement without the covenants and promises of Buyer Parent set forth herein;

        WHEREAS, Buyer Parent desires that Buyer shall purchase and acquire the assets, properties and contractual rights of Seller used in connection with the Business upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Seller and Seller Parent to enter into this Agreement, is willing to make the covenants and promises set forth herein;

        WHEREAS, concurrently with, and as a condition to, the execution of this Agreement, Buyer, Buyer Parent, Seller and Seller Parent and/or their affiliates are entering into the several other Asset Purchase Agreements identified in Annex I hereto (collectively. the "Related

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CONFIDENTIAL                                                       ROCHESTER, NY

Agreements"), wherein Buyer and/or its affiliates are agreeing to acquire certain assets and businesses from Seller and Seller Parent and/or their affiliates; and

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

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CONFIDENTIAL                                                       ROCHESTER, NY

                                   ARTICLE 1.

                              DESCRIPTION OF ASSETS

        Section 1.1 DESCRIPTION OF ASSETS. On the terms and subject to the conditions of this Agreement, Seller will, on the Closing Date (as defined in Section 3.1), grant, convey, sell, transfer and assign to Buyer all of Seller's right, title and interest in and to the following assets, properties and contractual rights, wherever located, subject to the exclusions set forth in
Section 1.2:

                (a) the Land, including, but not limited to, (i) all buildings, fixtures, and personalty located thereon, (ii) easements, interests, rights, tenements, hereditaments, and appurtenances relating to the Land or any improvements thereon, or relating principally to the Business, (iii) all mineral, water, and irrigation rights, if any, (iv) Seller's interests, if any, in any roadway adjoining the Land, (v) any rights or interests that may accrue to the benefit of Seller or the Land as a result of the abandonment thereof and
(vi) with respect to the leased Land (the "Leased Land"), Seller's leasehold interest in and to the Leased Land and improvements thereon that are the subject of the Real Estate Lease (as defined in Section 5.5(b)(iv)) upon the terms set forth herein;

                (b) subject to Section 1.3, all permits, licenses, authorizations, registrations, franchises, consents and approvals of every kind necessary to operate the Business (the "Permits"), including, without limitation, the Permits listed on SCHEDULE 1.1(b);

                (c) all equipment, including containers used or for use principally in the Business and owned or leased by Seller (the "Equipment") including, without limitation, the Equipment listed on SCHEDULE 1.1(c);

                (d) all of the motor vehicles, including pick-up trucks and other service related vehicles used or for use principally in the Business and owned by Seller and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any (the "Rolling Stock"), as the same are described on
SCHEDULE 1.1(d):

                (e) all customer information, and transferable software and programs related to billings used or for use exclusively in the Business;

                (f) all of Seller's inventory of supplies, parts, tires and accessories of every kind, nature, and description used or for use principally in the Business (the "Inventory");

                (g) all right, title and interest of Seller in and to all trade secrets, intellectual property rights, patents, copyrights, inventions, symbols, trademarks, service marks, logos and trade names used exclusively in the Business and owned by Seller except (subject to Section 4.1) those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller or Seller Parent or any affiliate thereof;

                                        2
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CONFIDENTIAL                                                       ROCHESTER, NY

                (h) all contractual rights of Seller with Seller's customers (whether oral or in writing) principally relating to the Business (the "Customer Contracts"), all commitments, lists, and other instruments relating to the Customer Contracts (the "Related Approvals") and the Assumed Leases (as defined in Section 5.4(c)) (collectively, the "Assumed Contracts") (a complete and accurate list of all of the Assumed Contracts is set forth on SCHEDULE 1.1(h)), and the Material Contracts (as hereinafter defined in Section 1.3(b)) are marked with an asterisk;

                (i) the names listed on SCHEDULE 1.1(i) and the right to use such names and all similar names in the State(s) listed thereon (the "Business Names");

                (j) the telephone number(s) used principally in the operation of the Business;

                (k) all of Seller's shop tools, nuts and bolts relating principally to the Business;

                (l) all recycling equipment used principally in the Business, if any;

                (m) all books and records relating exclusively to the Business, including, without limitation, customer lists and vendor lists.

                (n) all litigation rights to which Seller is a plaintiff as described in SCHEDULE 5.10:

                (o) the cash on hand or on deposit with Buyer as set forth in Section 1.4; and

                (p)     all of the goodwill of the Business;

                (q) all the non-competes, confidentiality agreements or similar contracts benefitting Seller and relating to the Business listed on
Schedule 1.1(q) (the "Covenants").

        All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

        Section 1.2 EXCLUDED ASSETS. The parties agree that certain assets of Seller shall remain the property of Seller or its affiliates and shall not be sold to Buyer at the Closing (the "Excluded Assets"). Such Excluded Assets are as follows: (a) all cash on hand, cash equivalents, investment securities, cash reserves and cash on deposit of Seller, except as set forth in Section 1.4; (b) all, real property and all buildings on and fixtures to all real property of Seller except as set forth in Section 1.1(a) and SCHEDULE A: (c) all contracts and contract rights and obligations of Seller (whether oral or in writing), other than the Customer Contracts and the Related Approvals, the Permits, the Real Estate Leases for the Leased Land and the other contracts and contract rights and obligations identified in Section 1.1; (d) all motor vehicles of Seller which are not Rolling Stock; (e) records which relate primarily to other assets not sold hereunder or to liabilities or contracts retained by Seller; (f) the stock and corporate record books of Seller; (g) the rights which accrue or will accrue to Seller under this Agreement; (h) all employment

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CONFIDENTIAL                                                       ROCHESTER, NY

contracts or similar agreements with Employees of the Business; (i) any other Assets sold by Seller in the ordinary course of business prior to the Closing Date and not necessary to operate the Business in accordance with past practices which, together with any other assets sold by Sellers under the Related Agreements pursuant to provisions equivalent hereto concerning sales in the ordinary course of business prior to the closing dates thereunder and not necessary to operate such businesses in accordance with past practices, have an aggregate value not in excess of $25,000; (j) any Asset that is disposed of by Seller in one or a series of transactions in which it is replaced by items of at least equivalent value and utility to the Business (other than other Excluded Assets); (k) any intercompany receivables from Seller Parent or its affiliates;
(l) all present and future refunds relating to taxes; (m) all accounts receivable, prepaid expenses and deposits of the Business; (n) the business known as the contract management services, and its related assets, a list of the hard assets is attached hereto as Schedule 1.2 and described on Schedule 1.2;
(o) all computer hardware; and (p) all other assets of Seller that do not constitute Assets.

        Section 1.3     NON-ASSIGNMENT OF CERTAIN CUSTOMER CONTRACTS AND
PERMITS.

                (a) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Contract, Assumed Lease or Permit shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; PROVIDED that in each such case, Seller and Buyer shall each use commercially reasonable efforts to obtain the consent of such other party to such assignment to Buyer as soon as possible after the date of this Agreement.

                (b) If, on or prior to 90 days following the Closing Date or such other dates as shown on Schedule 13, (i) Seller does not receive a consent to a Material Contract or a consent to a Material Contract is denied Buyer shall provide written notice to Seller, and Buyer shall be permitted to off-set the Retained Amount (defined below) by an amount equal to 12 times the monthly revenue generated from such Material Contract that is not assigned (the "Material Contract Purchase Price Adjustment"). For purpose of this Section, "Material Contract" means a Customer Contract that is a contract with a municipality, a governmental body or agency or any contract or purchase order needing the consent to assignment with monthly revenue of $3000.00 or more, a complete list of which is attached hereto as Schedule 1.3.

        Section 1.4 PRORATION OF CASH ON HAND AND ADVANCE BILLINGS. The parties shall prorate, as of the close of business on the business day preceding the Closing Date, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing, provided that Buyer shall be entitled to any cash deemed to be held in trust pursuant to statutory obligations or existing agreements relating to the Business. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the business day preceding the Closing Date and Buyer shall be entitled to all such sums allocable to services to be performed thereafter and shall be solely liable for the performance thereof. Any advance billings made prior to the Closing date relating to services to be rendered after Closing

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CONFIDENTIAL                                                       ROCHESTER, NY

or any advance billings made by Seller at the request of Buyer for periods after the Closing date shall be deducted from the purchase price paid at Closing. Seller shall invoice the Customer Contracts for all advance billings in the month of April 2001, both commercial in advance and residential in advance for the quarter or the month, as applicable, and in accordance with Seller's past practices. Seller and Seller Parent shall be entitled to collect all such advance billings. At Closing Buyer and/or Buyer Parent shall reduce from the purchase price paid at Closing all amounts to be so advanced billed. To the extent such advance billing is only estimated at Closing, Buyer and Seller agree to make such adjustments to the Retained Amount (defined below) as to properly reflect the actual amount of such advance billing. All amounts deducted from the purchase price for advance billings and prepaids or deposits for services rendered during the Revenue Tracking Period, (defined below) shall be included in the calculation of Target Revenue (defined below). Attached hereto as
Schedule 1.4 is a calculation of such advance billings, prepaids or deposits deducted as of the Closing.

        Section 1.5 ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price (as defined in Section 2. 1 (a)) shall be allocated among the Assets for tax purposes in accordance with SCHEDULE 1.5. Seller and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, each of Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

                                   ARTICLE 2.

                                 PURCHASE PRICE

        Section 2.1     PURCHASE PRICE.

                (a)     Subject to adjustment as provided above and in this
Article 2 at the Closing, Buyer shall pay to Seller for the Assets the amount set forth in Annex I with respect to this Agreement (the "Purchase Price").

                (b) Buyer, Buyer Parent, Seller and Seller Parent acknowledge that, and have entered into this Agreement in reliance on the fact that, all transactions under this Agreement and the Related Agreements constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, the parties agree that payments, deliveries and other transfers made by each party in respect of any Related Agreement shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of the other Related Agreements and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, each party hereunder acknowledges that, and has entered into this Agreement in reliance on the fact that, all transactions under each Related Agreement have been entered into in consideration of the transactions under all other Related Agreements. The foregoing shall not limit or otherwise affect the right of Buyer, Buyer Parent, Seller and Seller Parent, upon mutual agreement, to close

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CONFIDENTIAL                                                       ROCHESTER, NY

the separate transactions evidenced by this Agreement and the other Related Agreements as distinct transactions.

        Section 2.2     ADJUSTMENT TO PURCHASE PRICE BASED ON REVENUE
REPRESENTATION.

                (a) At Closing Buyer shall retain the amount set forth on Annex I (the "Retained Amount") from the Purchase Price for the Business. The Retained Amount shall be subject to reduction and offset as set forth below. The Retained Amount shall be paid thirty (30) days after the completion of the Revenue Tracking Period (defined below). The revenues or invoices pursuant to the Customer Contracts listed on SCHEDULE 2.2 shall not be counted towards the Target Revenue (defined below).

                (b) If the average monthly gross revenues billed by Buyer for the Business for services rendered by Buyer after Closing from the Customer Contracts of Seller set forth on SCHEDULE 1.1(h) do not average the amount set forth on Annex I for the Business (the "Target Revenue") for three (3) full calender months following Closing (the "Revenue Tracking Period"), Buyer shall offset the Retained Amount by an amount equal to 12 times for each dollar that the actual amounts invoiced by Buyer is less than the Target Revenue set forth herein. In the event that the Retained Amount is insufficient to pay such amount, Seller shall pay over to Buyer the amount of such deficiency.

                (c) In the event Buyer fails to perform the services under the Customer Contracts or performs such services poorly, as documented by the customer, Buyer shall not be permitted to off-set the Retained Amount by the amount of lost revenues for such customer or make a Material Contract adjustment under subsection 1.3(b) for such customers.

                (d) During the Revenue Tracking Period, Buyer shall not change the billing rates for the Business but may make service changes and shall only make selective pricing deductions on a customer by customer basis at Buyer's discretion and only if necessary to retain business.

                                   ARTICLE 3.

                                     CLOSING

        Section 3.1 TIME AND PLACE OF CLOSING. Unless otherwise agreed to by the parties hereto, this transaction shall be closed within five business days after the completion, satisfaction or waiver of each of the conditions to closing set forth in this Agreement, but no later than March 31, 2001 (the "Closing"). The Closing shall take place at the offices of Seller's counsel in Buffalo, New York. The date on which the Closing occurred is referred to as the "Closing Date."

        Section 3.2 DELIVERIES BY SELLER AND SELLER PARENT. At the Closing, Seller and Seller Parent shall deliver to Buyer, all duly and properly executed (where applicable):

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CONFIDENTIAL                                                       ROCHESTER, NY

                (a) subject to Section 3.8. a special or limited warranty deed or state equivalent (the "Deeds") conveying to Buyer insurable fee simple title to each parcel of owned Land subject only to the Permitted Exceptions (hereinafter defined) or, if Leased Land, an assignment for each parcel of Leased Land of all of Seller's rights, title and interest under each, such Real Estate Lease, together with the consent of the landlord if required, and appropriate estoppel language (each, an "Assignment, Assumption and Consent to Leased Land");

                (b) a General Conveyance, Assignment and Bill of Sale in form and substance satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (other than the Land and Leased Land) (the "Bill of Sale");

                (c)     [RESERVED];

                (d) certified copies of resolutions of the board of directors (and stockholders, if required) of Seller and Seller Parent authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller;

                (e) consent of Seller and Seller's Parent of their lenders to the transactions contemplated hereby and the release of all liens or encumbrances on the Assets of the Business (or a written undertaking by their lenders to release their liens), excluding (w) any obligations under any operating leases for any of the Assets which is specifically assumed by Buyer,
(x) judgments, liens, financing statements or deeds of trust that, individually or in the aggregate, do not and would not in Buyer's judgment, materially detract from the value of any of the property or asset of the Business or materially interfere with the use thereof as currently used (collectively, "Permitted Encumbrances"); and (y) obligations assumed pursuant to Sections 3.7,
7.8 and 10.2; and

                (f) such other separate documents or instruments of sale, assignment, or transfer as Buyer shall reasonably request, including without limitation titles and registrations for the Rolling Stock.

        Section 3.3 DELIVERIES BY BUYER. At the Closing, Buyer and Buyer Parent shall deliver to Seller, all duly and property executed (where applicable):

                (a) the Purchase Price provided in Section 2.1less any Purchase Price adjustments under this Agreement, by wire transfer of immediately available funds to such account as shall have been specified in writing by Seller to Buyer not less than two business days prior to Closing;

                (b) a certified copy of resolutions of the board of directors of Buyer and Buyer Parent authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

                (c) for the Real Estate Lease, an Assignment, Assumption and Consent to Leased Land in form reasonably satisfactory to Seller and Seller Parent;

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CONFIDENTIAL                                                       ROCHESTER, NY

                (d) an Assumption Agreement in form and substance reasonably satisfactory to Buyer and Seller pursuant to which Buyer assumes certain obligations in accordance with Section 10.2 (the "Assumption Agreement"); and

                (e) such other separate documents or instruments of sale, assignment, or transfer as Seller shall reasonably request.

        Section 3.4     [RESERVED].

        Section 3.5     [RESERVED].

        Section 3.6     [RESERVED].

        Section 3.7 PRORATIONS AND CHARGES. With respect to any taxable period including the Closing Date, the parties shall prorate and apportion, on a per diem basis, as of the close of business on the Closing Date, the personal property taxes and assessments, both general and special, for the Assets, based upon the last available tax statement. If the actual real and personal property taxes paid by any party in respect of the period of the proration exceed the amount so pro rated, the other party shall, upon presentation of appropriate paid tax bills, reimburse the first party for such excess. In addition, Seller shall be charged the cost of discharging any and all financial encumbrances, including, but not limited to, all deeds of trusts, mortgages and mechanics and materialmen's liens on the Land, unless any of the foregoing is a Permitted Exception or Permitted Encumbrance. With respect to Leased Land, the parties shall prorate, as of the close of business on the Closing Date, to the extent relevant rent, real estate taxes, operating costs and any other amounts due under the applicable Real Estate Lease. If the pro rata amounts are not known as of the Closing Date, adjustments shall be made post Closing at such time as they are known to the parties. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall pay any federal, state or local sales, use, excise, transfer, conveyance taxes or registration costs or similar taxes, or fees (including any mortgage tax or other similar governmental charges) arising in connection with the transactions contemplated by this Agreement.

        Section 3.8     [RESERVED].

                                   ARTICLE 4.

                             POST CLOSING COVENANTS

        Section 4.1 REMOVAL OF IDENTIFICATION. Within six months after the Closing Buyer shall remove from the Assets all visible names, symbols, trade names, service marks and logos of Seller or Seller Parent other than the Business Names identified in Section 1.1(i), if any.

        Section 4.2 FURTHER ASSURANCES. From time to time on and after the Closing and without further consideration except as provided herein, the parties hereto shall each deliver or

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CONFIDENTIAL                                                       ROCHESTER, NY

cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. Seller Parent, also without further consideration, agrees to cooperate with Buyer and to use its reasonable commercial efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Buyer and Seller shall cooperate in good faith with each other following the Closing Date with respect to all official tax inquiries, the preparation of tax returns and all other legitimate tax matters relating to the Assets or Business. Such cooperation shall include (without limitation) making available, as reasonably requested, knowledgeable tax personnel and books, records and files relating to the Assets or Business, PROVIDED, that the forgoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the other party or its affiliated entities. Without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, Buyer shall not file (or cause to be filed) any returns in respect of the Assets or Business relating to taxes with respect to any period ending before, or including, the Closing Date and shall not settle or compromise (or cause to be settled or compromised) any issue relating to such returns or such taxes with any taxing authority.

        Section 4.3. TRANSITIONAL SERVICES. Seller and Seller Parent shall provide transitional assistance relating to the transitioning of the Business as requested by Buyer for thirty (30) days after Closing. Such transitional assistance may include the use of the Land for up to 30 days after Closing regardless of whether Buyer is assuming the Real Estate Leases. Seller and Seller Parent will make available to Buyer and Buyer Parent Seller's computer system for the purposes of transferring customer related information and performing billing services if necessary. Seller and Seller Parent shall remove all Excluded Assets from the Land or the Leased Land within thirty (30) days after Closing. Buyer and Buyer Parent agree to provide access to Seller and Seller Parent or their representatives to the Leased Land for up to ninety (90) days after Closing for the purpose of having Seller perform collection and accounts payable functions, to the extent such functions were previously performed from such location. To the extent Seller's or Seller Parent's representative for these tasks become an employee of Buyer, Buyer shall permit such employee to perform these tasks for Seller or Seller Parent, at Seller or Seller Parent's expense during such period. Such representative(s) is designated on Schedule 4.3.

        Section 4.4. CONSENTS TO ASSIGNMENT. Seller, Seller Parent, Buyer and Buyer Parent each agree to use best efforts to obtain the consent to assignment for all Material Contracts. Such effort may include providing written requests for assignment, attending meetings and providing documents or certificates as requested by such municipalities, governmental authorities or customers. To the extent required by Buyer, Seller and Seller Parent shall also assist Buyer and Buyer Parent in the transfer of Permits relating to the Business, after the date of Closing with any regulatory agency having jurisdiction.

        Section 4.5 WAIVER OF RIGHT OF FIRST REFUSAL. At Closing, Seller and Seller Parent shall deliver Buyer and Buyer Parent with written waiver of the Right of First Refusal regarding the

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CONFIDENTIAL                                                       ROCHESTER, NY

Business, executed by all the prior shareholders of Seller in the form attached hereto as Schedule 4.5. Prior to the payment of the Retained Amount, Seller and Seller Parent agree to make all payments to such prior shareholders as may be required in connection with Seller's and Seller Parent's acquisition of the shares of Seller and provide Buyer and Buyer Parent evidence thereof.

                                   ARTICLE 5.

           REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

                Seller and Seller Parent, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 5: (i) except as set forth in the schedules to the specific subsections of this Article 5 delivered by Seller and Seller Parent to Buyer pursuant to Section 9.7 hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule") will be correct and complete as of the date of delivery of the final Schedules in accordance with
Section 9.7; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5); and (iii) shall survive the Closing in accordance with Section 11.1.

                Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's or Seller Parent's knowledge," such phrase shall mean the knowledge of Seller and Seller Parent after due and diligent inquiry.

        Section 5.1     ORGANIZATION: AUTHORITY.

                (a) Each of Seller and Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse effect on the Business or the Assets, taken as a whole, or on the ability of Seller or Seller Parent to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). Copies of each of Seller's and Seller Parent's Certificate of Incorporation (certified by the Secretary of State of the state of their incorporation) and Bylaws (certified by their respective Secretaries) each as amended, are attached hereto as SCHEDULE 5.1.

                (b) Seller and Seller Parent each have the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

        Section 5.2 BINDING EFFECT. This Agreement has been approved by the requisite action of Seller and Seller Parent, and no other proceedings on the part of Seller and Seller Parent are necessary to authorize the execution and delivery of this Agreement or the consummation by Seller and Seller Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and Seller Parent and, assuming the due authorization, execution and delivery hereof by Buyer and Buyer Parent, constitutes the valid and legally binding agreement of Seller and Seller Parent enforceable against Seller and Seller Parent in

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CONFIDENTIAL                                                       ROCHESTER, NY

accordance with its terms subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific enforcement and injunction are in the discretion of the court from which they are sought (the "Enforceability Qualifications").

        Section 5.3 PERMITS: PROPRIETARY RIGHTS. Attached as SCHEDULE 5.3 is a complete and accurate list of all material Permits, permit applications, titles (including motor vehicle titles and current registrations in Seller's possession), fuel permits, licenses, franchises, certificates, trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by Seller exclusively related to the Assets and the operation of the Business (collectively, the "Rights"), none of which Rights, to the best of Seller's and Seller Parent's knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect except for where such infringement or the failure to be valid, in good standing and full force and effect would not have a Material Adverse Effect, and except that no representation is made as to the effect of the transactions contemplated under this Agreement on any Permit, some of which may not be transferable or may require consent to the transfer. Except as set forth on SCHEDULE 5.3. such Rights are adequate for the operation of the Business as presently constituted except for where the failure to be adequate would not have a Material Adverse Effect.

        Section 5.4     PERSONAL PROPERTY.

                (a) Listed on SCHEDULE 1.1(c) hereto is a complete and accurate list of all Equipment. Each piece of Equipment is being transferred to Buyer in the same condition as when inspected by Buyer, normal wear and tear excepted.

                (b) Listed on SCHEDULE 1.1(d) hereto is a complete and accurate list of all Rolling Stock. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is being transferred to Buyer in the same condition as when inspected by Buyer, normal wear and tear excepted, and all the Rolling Stock which is of 1990 or younger shall be operational and Department of Transportation compliant.

                (c) All of the Assets are either owned by Seller or leased under an agreement indicated on SCHEDULE 5.4(c) (the "Assumed Leases") except for where the failure to own or lease such Assets would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (i) each Assumed Lease is in full force and effect and constitutes a valid and binding agreement of the parties (and their successors) thereto in accordance with its respective terms and (ii) no default by Seller or, to the best of Seller's and Seller Parent's knowledge any other party to any Assumed Lease exists.

                (d) At the Closing, Seller shall have good and marketable title to the Assets, free and clear of all debts (except liabilities assumed by Buyer pursuant to this Agreement) and any liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (each, an "Encumbrance") other than Permitted Encumbrances and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets,

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CONFIDENTIAL                                                       ROCHESTER, NY

free and clear of all debts (except liabilities assumed by Buyer pursuant to this Agreement) and Encumbrances other than Permitted Encumbrances.

        Section 5.5     REAL PROPERTY.

                (a) To the best of Seller's and Seller Parent's knowledge, Seller has a valid leasehold interest in the Leased Land.

                (b)     Except as set forth on SCHEDULE 5.5(b):

                        (i) To the best of Seller's knowledge, at all times during the operation of the Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (as defined in Section 5.8) relating to the conduct of the Business on the Land and neither Seller nor Seller Parent has received any written notice of any violation of any Applicable Law with respect to the Land that has not been cured.

                        (ii) The Land is suitable for its current uses, and the Land can be used by Buyer after the Closing for its current uses in the manner currently operated by Seller, without violating any Applicable Law or private restriction. To the best of Seller's and Seller Parent's knowledge, there are no proceedings or amendments pending and brought by, or threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Buyer to use the Land for its current uses after the Closing Date.

                        (iii) Seller Parent and Seller have made available to Buyer all engineering, geologic and other similar reports, documentation, plats and maps relating to the Land in the possession or control of Seller Parent or Seller and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon in possession or control of Seller Parent or Seller.

                        (iv) Seller Parent and Seller have delivered to Buyer originals or copies of all existing leases, occupancy agreements or licenses or similar agreements and any amendments thereto in connection with the Land (collectively, the "Real Estate Leases") in Seller's or Seller Parent's possession. To the best of the respective knowledge of each, Seller Parent or Seller is not in default under any Real Estate Lease.

                        (v) Except for Permitted Exceptions, if any, and except in connection with Leased Land, no party except Seller has a present or future right to possession of all or any part of the Land.

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CONFIDENTIAL                                                       ROCHESTER, NY

                        (vi) Neither Seller nor Seller Parent has received any notice of any pending or threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

                        (vii) Neither Seller nor Seller Parent has received any notice of any pending special assessments affecting the Land.

                        (viii) All of the Land has access to a public road or public right of way and neither Seller nor Seller Parent has received any notice of any fact or condition which will result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

                        (ix) To the best of Seller's knowledge, there are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy, or development of the Land, and no person, firm or entity has any right of first refusal, option or the right to acquire all or any part of the Land except as disclosed on the Title Commitments.

                        (x) Seller is not a "foreign person" as the term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

                        (xi) Neither Seller nor Seller Parent shall cause or permit any lien, Encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability ("Title Defect") whatsoever to be placed of record or otherwise exist, from the date of this Agreement to the Closing or issuance of the title policies or title opinions (if as of the Closing such are not issued).

                (c) To the best of Seller's and Seller Parent's knowledge, Seller has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures relating to the Land required by Applicable Laws and, to the best of Seller's and Seller Parent's knowledge, all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to such government agencies.

        Section 5.6 CONTRACTS. Listed on SCHEDULE 1.1(h) hereto is a complete and accurate list of (a) Customer Contracts and (b) Related Approvals in each case as of the date hereof, true and complete copies of which have been made available to Buyer. None of the Customer Contracts and Related Approvals listed on SCHEDULE 1.1(h) have been modified, altered, terminated or otherwise amended in writing other than in the ordinary course of business and as would not have a Material Adverse Effect. Except as set forth in SCHEDULE 5.6, to the best of Seller's and Seller Parent's knowledge all Customer Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, subject to the Enforceability Qualifications and Seller is not in default of,

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CONFIDENTIAL                                                       ROCHESTER, NY

nor has there occurred an event or condition (other than Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a material default, with regard to the payment or performance of any obligation under any Customer Contract. Neither Seller Parent nor Seller has received any notice that any person desires to modify, waive, amend, rescind, release, cancel or terminate any Material Customer Contract. There is no contract, agreement or other arrangement granting any person any right to purchase any of the Assets. Except as set forth on SCHEDULE 5.6 no customers waste is required to be disposed of at a designated disposal facility.

        Section 5.7 EMPLOYEES: COMPENSATION. Attached as SCHEDULE 5.7 is a complete and accurate list of (i) all employees of Seller employed principally in the Business (the "Business Employees"), (ii) their rate of compensation as of the date of delivery of the Disclosure Schedules (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) and (iii) any bonus, incentive or compensation plans (other than plans subject to ERISA) in which they participate. Except as set forth on
Schedule 5.7 each employee of Seller is an employee at will.

        Section 5.8     COMPLIANCE WITH LAW: NO CONFLICTS.

                (a) Except as set forth in SCHEDULE 5.8(a): (i) Seller has in the past complied in all material respects with, and is now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions and land use requirements and environmental laws and regulations) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Seller, the Assets or the Business (collectively, the "Applicable Laws") and Permits, except for where the failure to so comply would not have a Material Adverse Effect; (ii) neither Seller nor Seller Parent now is or ever has been involved in any litigation or administrative proceeding relating to the Assets or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws or Permits relating to the environment which would have a Material Adverse Effect; (iii) neither Seller nor Seller Parent has received any notice that Seller is under investigation or other form of review relating to the Assets with respect to any Applicable Law or Permit; and (iv) Seller has been issued, and has kept in force and effect, all required Permits necessary with respect to the Assets and the Business under Applicable Laws, except for where the failure of such Permits to be in full force and effect would not have a Material Adverse Effect.

                (b) Except as set forth in SCHEDULE 5.8(b) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof by Seller and Seller Parent will not:

                        (i) conflict with or result in a breach or violation of the Certificate of Incorporation or Bylaws (or, if not a corporation, the comparable organizational documents) of Seller or Seller Parent; or

                        (ii) conflict with, or result in a material breach under any Customer Contract, Related Approval or Real Estate Lease or result in the

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CONFIDENTIAL                                                       ROCHESTER, NY

                                creation or imposition of any Encumbrance on the Assets or Business pursuant to: (A) any law or regulation to which Seller or Seller Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller or Seller Parent is bound or any of their respective property is subject, except for where such breach or the creation or imposition of such Encumbrance would not have a Material Adverse Effect; or

                        (iii) except for the consents or filings required under the Permits, Customer Contracts, Related Approvals, the Assumed Leases and Real Estate Leases set forth on SCHEDULE 5.8(b)(iii), require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect.

                (c) Seller has made available to Buyer copies of all site assessments, compliance audits and remediation studies that are in Sellers' or Seller Parent's possession with respect to the Business or the Assets that are required under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other health and safety Applicable Laws or with any order issued, entered, promulgated or approved thereunder, or which may give rise to any liability which would reasonably be expected to have a Material Adverse Effect, including, without limitation, any liability under CERCLA (as defined in Section 5.12) or similar state or local Applicable Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation which would reasonably be expected to have a Material Adverse Effect, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any waste.

        Section 5.9 TAXES. Except as set forth on SCHEDULE 5.9, (a) Seller has filed, or will file, in a timely manner all material federal, state, local and other tax returns required to be filed on or before the Closing Date; (b) no federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) will result in any material taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise, (c) all material federal, state and local taxes due and payable with respect to the Assets have been paid, including, without limiting the generality of the foregoing, all material federal, state and local income, sales, use, franchise, excise and property taxes; (d) no written notice of any material claim, whether pending or threatened, for taxes has been received; and (e) there are no liens for taxes on any Assets except taxes which are not yet due and payable or which are being contested in good faith.

        Section 5.10 LITIGATION. Except as set forth on SCHEDULE 5.10 or the publicly available reports filed by Seller Parent under the Securities and Exchange Act of 1934, there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise (collectively, "Proceedings"), pending or, to the best of Seller's and Seller Parent's knowledge, threatened, against Seller or Seller Parent relating to the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory

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CONFIDENTIAL                                                       ROCHESTER, NY

agency, or other governmental or private authority which individually or in the aggregate might be reasonably expected to have a Material Adverse Effect; no notice of any of the above has been received by Seller or Seller Parent; and, to the best of Seller's and Seller Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule
5.10 are all instances in which Seller or Seller Parent are the plaintiffs or complaining or moving parties in a Proceeding brought in connection with the Assets or the Business.

        Section 5.11 CONDUCT OF SELLER'S BUSINESS SINCE JANUARY 1, 2000. Since January 1, 2000, except as disclosed on SCHEDULE 5.11 or as would not have a Material Adverse Effect, there has not been any:

                (a) work interruption, labor grievance or unfair labor practice claim filed with respect to the Business;

                (b) sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring consent of any party to the transfer and assignment of any of the Assets, in each case, except in the ordinary course of business;

                (c) waiver of any rights or claims of Seller or Seller Parent related to the Assets;

                (d) breach, amendment or termination of any Customer Contract or Permit or loss of any customer or Customer Contract;

                (e) transaction by Seller outside the ordinary course of its business with respect to the Assets or the Business, or

                (f) any action by Seller, Seller Parent, or any employee, officer or agent of Seller or Seller Parent committing to do any of the foregoing.

        Section 5.12    HAZARDOUS MATERIALS: DISPOSAL SITES.

                (a) Except as set forth in SCHEDULE 5.12(a) and except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect: (i) since September 30, 1998 Seller has never owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic waste or substances, infectious or medical waste, radioactive waste or sewage sludge as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials") except in material compliance with Applicable Laws; (ii)

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CONFIDENTIAL                                                       ROCHESTER, NY

to the best of Seller's and Seller Parent's knowledge there have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials except in material Compliance with Applicable Laws. No Encumbrances with respect to environmental liability have been imposed against Seller or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and to the best of Seller's and Seller Parent's knowledge, no facts or circumstances exist which would give rise to the same; and (iii) no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the states in which the Assets are located or the Business is conducted, and neither Seller nor Seller Parent is listed as or has been notified that it is a potentially responsible party with respect to the Assets or the Business or as a result of the operation of the Assets or the Business under CERCLA any comparable state statute or other Applicable Law, and neither Seller nor Seller Parent has received a notice of such listing.

                (b) Included on SCHEDULE 5.12(b) is a complete list of the names and addresses of all disposal sites utilized by Seller after September 30, 1998 with respect to the Business or the Assets, none of which sites (other than as specifically noted) is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list.

        Section 5.13 CORRUPT PRACTICES. Neither Seller nor Seller Parent, nor any of their respective officers, directors, employees or agents, has ever made, offered or agreed to offer anything of value to (a) any employees of any customers of the Acquired Operations for the purpose of attracting business to Seller or (b) any domestic governmental official, political party or candidate for government office or any of their employees or representatives which, in each case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or provide the basis for voiding any Customer Contract.

        Section 5.14    RESERVED.

        Section 5.15    AFFILIATES' RELATIONSHIPS.

                (a) SCHEDULE 5.15 contains an accurate and complete list of all contractual arrangements between Seller and any Affiliate thereof that (i) are currently in effect and (ii) relate to the day to day operations of the Business.

                (b) For purposes of this Section 5.15, an "Affiliate" is a person or entity controlled by, controlling or under common control with Seller.

        Section 5.16 PERFORMANCE BONDS: LETTERS OF CREDIT. Except as set forth on SCHEDULE 5.16 there are no performance bonds or letters of credit outstanding with respect to the operation of the Business or the Assets.

        Section 5.17    EMPLOYMENT AND LABOR MATTERS. Except as set forth in
SCHEDULE 5.17 Seller is not a party to (a) any collective bargaining agreement,
(b) any agreement respecting the employment of any employee, or (c) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days' notice, in each case with respect to the Business. Except as set forth in SCHEDULE 5.17, within the last five

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CONFIDENTIAL                                                       ROCHESTER, NY

years Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in SCHEDULE 5.17, with respect to the Business,
(a) Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Seller pending or, to the best of Seller Parent's and Seller's knowledge, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the best of Seller Parent's and Seller's knowledge, threatened against or affecting Seller nor any secondary boycott with respect to services of Seller; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller of the Business; (e) no grievance which has had or would reasonably be expected to have a Material Adverse Effect, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity which would reasonably be expected to have a Material Adverse Effect.

        Section 5.18 DISCLOSURE. The representations and warranties set forth herein of Seller and Seller Parent and the Exhibits, Schedules and certificates attached hereto and all documents, certificates and information delivered to Buyer or Buyer Parent in connection herewith do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

                                   ARTICLE 6.

            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

        Buyer and Buyer Parent, jointly and severally, represent and warrant to Seller and Seller Parent that the statements contained in this Article 6: (i) are correct and complete as of the date of this Agreement: (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article 6); and (iii) shall survive the Closing in accordance with Section 11.1.

        Section 6.1 ORGANIZATION. Each of Buyer and Buyer Parent is duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Buyer and Buyer Parent is duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

        Section 6.2 AUTHORITY. Each of Buyer and Buyer Parent has the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 6.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                (a) conflict with, or result in a breach or violation of the Certificate of Incorporation or Bylaws (or, if not a corporation, the comparable organizational documents) of Buyer or Buyer Parent and copies of each of Seller's and Seller Parent's Certificate of Incorporate (certified by the Secretary of State of the state of their incorporation), as amended, are attached hereto as SCHEDULE 6.3;

                (b) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer or Buyer Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer or Buyer Parent pursuant to: (i) any law or regulation to which Buyer or Buyer Parent or any of its property is subject, or (ii) any judgment, order or decree to which Buyer or Buyer Parent is bound or any of its property is subject, except, in each case, for where such breach or the creation or imposition of any lien, charge or encumbrance would not have a material adverse effect on the Acquired Operations, taken as a whole, or the ability of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement and the other Related Agreements;

                (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or Buyer Parent; or

                (d) require notice to, or consent or approval of any governmental authority or agency or any other third party in order to remain in full force and effect.

        Section 6.4 BINDING EFFECT. This Agreement has been approved by the requisite action of Buyer and Buyer Parent, and no other proceedings on the part of Buyer and Buyer Parent are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Buyer Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and, assuming the due authorization, execution and delivery hereof by Seller and Seller Parent, constitutes the valid and legally binding agreement of Buyer and Buyer Parent enforceable against Buyer and Buyer Parent in accordance with its terms, subject to the Enforceability Qualifications.

        Section 6.5 DISCLOSURE. The representations and warranties set forth herein of Buyer and Buyer Parent and the exhibits, schedules and certificates attached hereto do not contain any untrue statement of a material fact necessary in order to make the statements and information contained herein not misleading.

                                   ARTICLE 7.

                           COVENANTS PRIOR TO CLOSING

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 7.1 ACCESS TO LAND AND RECORDS. After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, Seller will, and Seller Parent will cause Seller to, afford to or obtain for the officers and authorized representatives of Buyer reasonable access to all of the Land (including, without limitation, for the purpose of permitting Buyer to perform or cause to be performed at Buyer's sole risk and expense all testing, inspections and other procedures reasonably considered desirable by Buyer), Assets, sites, books and records of Seller exclusively related to the Business, at reasonable times and upon reasonable notice, and furnish Buyer with such additional financial and operating data and other information as to the Business as Buyer may from time to time reasonably request. Seller will use commercially reasonable efforts to cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be reasonably required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof. Buyer and its agents and employees shall not enter the Land and perform inspections unless accompanied by a representative of Seller, provided that Seller shall make a representative available on a reasonable basis upon receiving such notice.

        Buyer agrees to repair any damage caused by or attributable to Buyer's exercise of its rights pursuant to this Section 7.1 or to Buyer or any of its agents or employees being in or on the Land and Buyer shall indemnify and save harmless Seller from all costs or repairing any such damage attributable to Buyer's exercise of its rights pursuant to this Section 7.1 or to Buyer or any of its agents or employees being in or on the Land. If Buyer does not perform such repairs, Seller shall have the right to perform, or cause to be performed, such work and to obtain reimbursement for the reasonable costs of such work (including reasonable legal and consulting fees) from Buyer. which costs shall be payable by Buyer to Seller upon demand. The provisions of this Section 7.1 shall survive the termination of this Agreement.

        Section 7.2 ACTIVITIES OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Seller will and Seller Parent will cause Seller to:

                (a) carry on the Business in the ordinary and usual course consistent with past practice;

                (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

                (c) use commercially reasonable efforts to maintain its relationships with suppliers, customers, consultants, employees, independent contractors, government agencies, communities and others having business relations with Seller in the operation of the Business, and notify Buyer of the loss of any customer material to the Acquired Operations; and

                (d) provide all commercially reasonable assistance to Buyer to provide for an orderly transfer of the Assets and the Business from Seller to Buyer.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Seller will not, and Seller Parent will cause Seller not to, without the prior written consent of Buyer, which consent will not be unreasonably withheld:

                (a) incur or agree to incur any liability not in the ordinary course of business or make any capital expenditures related to the Assets which in the aggregate, together with the aggregate amount of all liabilities incurred out of the ordinary course of business or capital expenditures relating to the assets sold under any Related Agreement, are in excess of $10,000;

                (b) enter into any new mortgage, pledge or other lien or encumbrance upon any Asset except in the ordinary course of business;

                (c) breach, amend or terminate any Real Estate Lease, other Assumed Lease, Permit, Customer Contract or Related Approval in any material manner except in the ordinary course of business;

                (d) enter into any transaction outside the ordinary course of the Business of Seller or otherwise prohibited hereunder; and

                (e) change or increase any compensation payable to, or benefits made available to, any Business Employees, except (i) to the extent required by law, (ii) pursuant to a collective bargaining agreement in effect on the date hereof or other written agreement or (iii) in the case of employees not subject to collective bargaining agreements, such changes or increases as are consistent with those granted to those employees subject to collective bargaining agreements.

        Section 7.4 CONTACT WITH GOVERNMENT OFFICIALS AND CUSTOMERS. Seller and Seller Parent shall each use their commercially reasonable efforts to cooperate with Buyer in making contact with (a) the appropriate governmental agencies and officials having information about or jurisdiction over Seller, Seller Parent, the Business or the Land, assets or obligations or rights of Seller, including, without limitation, environmental and land use agencies and officials, in order to assist Buyer in completing its regulatory evaluation of the Business and the Assets and securing any consents necessary to transfer the Permits or in securing new permits; and (b) subject to Seller's prior written consent, the customers under the Customer Contracts, in order to assist Buyer in securing any consents necessary to transfer the Customer Contracts to Buyer as contemplated by this Agreement. Each of Buyer and Seller shall use commercially reasonable efforts to obtain all consents necessary to transfer the Permits (or obtain new permits for any non-transferable Permits), the Customer Contracts, the Related Approvals, the Real Estate Leases and the other Assumed Leases to Buyer at the Closing. Subject to Section 1.3(b), if the transactions contemplated by this Agreement, without the consent of a third party, would constitute a breach of any Customer Contract, Permit, Related Approval, Real Estate Lease or Assumed Lease, and such consent has not been obtained as of the Closing Date, but nevertheless Buyer elects to consummate the transactions contemplated herein, Seller Parent and Seller will cooperate with Buyer thereafter in all reasonable respects to attempt to obtain such third-party consent following the Closing Date.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 7.5 PUBLIC ANNOUNCEMENTS. Buyer and Seller will prepare a mutually acceptable written announcement concerning this transaction. Except as may otherwise be required by law or the rules and regulations of the applicable exchange of Seller or Seller Parents, neither Buyer nor Seller shall make any additional public announcements without the prior consent of the other party.

        Section 7.6     RESERVED.

        Section 7.7 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller and Seller Parent will not directly or indirectly (through a representative, agent, employee or otherwise) solicit or accept offers for the Assets or the Business or for a merger or consolidation involving the Assets or the Business, or respond to inquiries from, provide or share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Assets or the Business by merger, consolidation or other combination, nor will Seller Parent permit Seller to do any of the foregoing. Seller Parent shall be permitted to pursue its merger negotiations with respect to operations in the Canadian markets.

                                   ARTICLE 8.

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                            SELLER PARENT AND SELLER

        The obligations of Seller Parent and Seller to consummate the transactions contemplated hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

        Section 8.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Buyer and Buyer Parent contained in this Agreement shall be accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Buyer Parent on or before the Closing Date shall have been duly complied with and performed in all material respects. Buyer and Buyer Parent shall have delivered to Seller a certificate of a duly authorized officer to the foregoing effect.

        Section 8.2 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer or Buyer Parent shall have been obtained and made.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 8.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

        Section 8.4 DELIVERIES. Buyer shall be prepared to make the deliveries described in Section 3.3.

        Section 8.5 GENERAL. All certificates and other documents required of Buyer or Buyer Parent to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

        Section 8.6 BOARD APPROVAL. The Board of Directors of Seller Parent has approved the consummation of the transactions contemplated herein.

        Section 8.7 LENDER APPROVAL. Seller Parent shall have received the consent of its lenders to the consummation of the transactions contemplated herein.

                                   ARTICLE 9.

          CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND BUYER PARENT

        The obligations of Buyer and Buyer Parent to consummate the transactions contemplated hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

        Section 9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Seller Parent contained in this Agreement shall be accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date. Seller and Seller Parent shall have delivered to Buyer a certificate of a duly authorized officer to the foregoing effect.

        Section 9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Seller Parent on or before the Closing Date shall have been duly complied with and performed in all material respects. Seller and Seller Parent shall have delivered to Buyer a certificate of a duly authorized officer to the foregoing effect.

        Section 9.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

        Section 9.4 NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect in the Business, the results of operations or financial condition of the Business shall have occurred.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 9.5 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein to be made or obtained by Seller or Seller Parent shall have been obtained and made by Seller or Seller Parent and Buyer shall have determined that Buyer has obtained all of the consents it deems necessary under any Material Contract, Assumed Lease or Real Estate Lease requiring consent to assignment by virtue of the transaction contemplated hereunder.

        Section 9.6 DELIVERY OF DISCLOSURE SCHEDULES. Seller shall have delivered to Buyer complete and final versions of each of the schedules provided for pursuant to this Agreement, including the Disclosure Schedules (collectively, the "Schedules") and such Schedules must have been determined to be acceptable by Buyer.

        Section 9.7 TRANSFERABILITY OF PERMITS. Buyer shall have determined that as a result of this transaction all of the Permits which individually or in the aggregate are material to the operation of the Assets, taken as a whole (the "Material Permits"), will be transferred to Buyer and remain in effect as of the Closing Date.

        Section 9.8     [RESERVED].

        Section 9.9     [RESERVED].

        Section 9.10 DELIVERIES. Seller and Seller Parent shall be prepared to make the deliveries described in Section 3.2.

        Section 9.11 APPROVAL. The Board of Directors of Buyer Parent or the Executive Committee of Buyer Parent, as applicable, has approved the consummation of the transactions set forth herein.

        Section 9.12 GENERAL. All certificates and other documents required of Seller and Seller Parent to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

                                   ARTICLE 10.

                           LIABILITIES AND OBLIGATIONS

        Section 10.1 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in Sections 3.7, or 10.2, Buyer shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur, and Seller shall retain after Closing, any liability or obligation of any nature of Seller or Seller Parent (or any other party) relating to the Business or Assets, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, arising out of occurrences prior to the completion of the Closing, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior

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CONFIDENTIAL                                                       ROCHESTER, NY

to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) injury to or death of any person or damage to or destruction of any property occurring prior to the Closing Date, whether based on negligence, breach of warranty, or any other theory; (c) violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or Seller Parent relating to the Business or Assets occurring on or prior to the Closing Date; (d) the generation, collection, transportation, storage or disposal by Seller or any predecessor of Seller of Hazardous Materials; (e) the presence of any Hazardous Materials on the Land or the migration, leaking, leaching, flowing, emitting or other movement of Hazardous Materials from the Land or on to the Land; (f) any obligations related to any of the Excluded Assets; (g) any liabilities or obligations resulting from non-compliance with any applicable plant closing or bulk sales laws; (h) any liabilities or obligations arising in connection with a collective bargaining agreement; (i) any employee benefit plan, employee welfare benefit plan, employee pension benefit plan, multi-employer plan or multiple employer welfare arrangements (as defined in Section 3 (3), (1), (2), (37) and (40), respectively of ERISA) which are currently maintained and/or sponsored by Seller or Seller Parent, or to which Seller or Seller Parent contributes, or has an obligation to contribute in the future including, without limitation, employment agreements and other agreements containing "golden parachute" provisions and deferred compensation arrangements; (j) any severance pay obligation of Seller or Seller Parent or any employee benefit plan (within the meaning of Section 3 (3) of ERISA) or any other fringe benefit program maintained or sponsored by Seller or Seller Parent or to which Seller or Seller Parent contributes or any contributions, benefits, liabilities therefore or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program; (k) any liabilities or obligations arising in connection with any employment agreement; (l) any event or circumstance arising prior to the Closing relating to the Business of Seller or Seller Parent or debts of Seller or Seller Parent not specifically assumed by Buyer hereunder; and (m) any liability of any predecessor of Seller in connection with the foregoing or any other agreement not specifically set forth below. Notwithstanding that Buyer shall not assume liability with respect to any Proceedings pending against Seller or Seller Parent as of the Closing (including but not limited to those set forth on Schedule 5.10), Seller and Seller Parent shall not, and shall cause any entity assuming such liability not to, consent to entry of any judgment or order, interim or otherwise, or enter into any settlement with respect to such Proceedings that provides for injunctive or other non-monetary relief affecting the Business, the Assets, Buyer or Buyer Parent or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to Buyer and Buyer Parent of a release from all liability with respect to such Proceedings.

        Section 10.2    ASSUMPTION OF OBLIGATIONS.

                (a) Buyer agrees to perform all obligations relating to the Assets, including without limitation the Customer Contracts, Related Approvals, Assumed Leases, Permits and Real Estate Leases, to the extent, and only to the extent, such obligations first mature and are required to be performed by Buyer subsequent to the completion of the Closing.

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CONFIDENTIAL                                                       ROCHESTER, NY

                (b) Buyer agrees to assume all obligations first accruing after the completion of the Closing under any Real Estate Lease assigned at the Closing (provided that such obligations do not arise as a result of a breach of Seller's representations and warranties herein).

                (c) Performance bonds and letters of credit with respect to the Assets set forth on SCHEDULE 5.17 will be replaced by performance bonds and/or letters of credit of Buyer within 30 days of Closing.

                (d) Buyer agrees to assume all obligations set forth in Sections 3.7.

        Section 10.3    ENFORCEMENT OF COVENANTS.

                (a) Seller and Seller Parent shall fulfill all of its obligations under any employment agreement, confidentiality agreement or non-solicitation agreement each may have with respect to obligations arising in connection with the Business Employees or prior owners of the Assets for the respective terms thereof. Seller and Seller Parent agree that to the extent Buyer does not employ employees with Covenants of the Business, Seller and Seller Parent shall enforce such Covenants upon written notice from Buyer or Buyer Parent or Seller or Seller Parent discovering a violation of such Covenants. It is the intention of the parties hereto that Buyer and Buyer Parent obtain the full benefit of such Covenants. If under applicable law Buyer or Buyer Parent is able to enforce such Covenants, Buyer and Buyer Parent shall do so at Buyer or Buyer's Parent expense. In such circumstance Seller or Seller Parent shall be deemed to have assigned to Buyer and Buyer Parent such claim. Seller and Seller Parent shall cooperate in any action undertaken hereunder at the request and expense of Buyer or Buyer Parent. If such Covenant is not assignable or enforceable by Buyer or Buyer Parent then upon the written request of Buyer or Buyer Parent Seller or Seller Parent shall institute a claim against the alleged violation and thereafter assign such cause of action to Buyer or Buyer Parent, as applicable. Buyer or Buyer Parent shall bear all of their and Seller and Seller Parent's costs and expenses associated with such action and the enforcement of such Covenant.

                (b) To the extent Seller or Seller Parent does not institute an action against such covenantor and assign such to Buyer and Buyer Parent within 30 days of Buyer or Buyer's Parent request, then Seller and Seller Parent hereby authorizes and empowers Buyer or Buyer Parent to make, constitute and appoint any officer or agent of Buyer or Buyer Parent, as Buyer or Buyer Parent may select in their exclusive discretion, as Seller and Seller Parent's true and lawful attorney-in-fact, with the power to bring such action in Seller and Seller Parent's name but at Buyer and Buyer's Parent expense and to use Seller or Seller name on all documents, papers, filings, causes of action, injunction actions or other legal process necessary for Buyer or Buyer Parent to enforce the Covenants. Seller and Seller Parent hereby ratify all that such attorney shall lawfully do or cause to be done by virtue hereof other than acts or omissions which are grossly negligent or constitute willful misconduct. This power of attorney, being coupled with an interest, shall be irrevocable for the term of the Covenants.

                                   ARTICLE 11.

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CONFIDENTIAL                                                       ROCHESTER, NY

                                 INDEMNIFICATION

        Section 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for 3 years after the Closing Date: provided, however, that the representations and warranties in Sections 5.12 shall last indefinitely and the representations and warranties in Sections 5.4(d) and 5.9 shall survive until 30 days after the expiration of the applicable statute of limitations period.

        Section 11.2 INDEMNIFICATION BY SELLER PARENT AND SELLER. Seller and Seller Parent agree that they will each, jointly and severally, indemnify, defend, protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' and expert witness fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Seller Parent set forth herein, or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Seller or Seller Parent; (b) breach of any agreement or covenant on the part of Seller Parent or Seller made in this Agreement; (c) any liability, claim or other cost or obligation retained pursuant to Article 10; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this Section 11.2 had been satisfied.

        Section 11.3 INDEMNIFICATION BY BUYER AND BUYER PARENT. Buyer and Buyer Parent, jointly and severally, agree that they will indemnify, defend, protect and hold harmless Seller and Seller Parent at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, incurred by Seller or Seller Parent as a result of or incident to: (a) any breach of misrepresentation in, untruth in or inaccuracy in the representations and warranties of Buyer or Buyer Parent set forth herein, or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Buyer or Buyer Parent; (b) breach of any agreement or covenant on the part of Buyer or Buyer Parent made in this Agreement; (c) any liability, claim or other cost or obligation assumed pursuant to Section 10.2; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through
(c) of this Section 11.3 had been satisfied.

        Section 11.4 LIMITATION ON LIABILITY. The indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs, and then only after the aggregate amount of indemnification obligations of the Indemnifying Party (as defined in Section 11.5) under this

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CONFIDENTIAL                                                       ROCHESTER, NY

Agreement exceed $50,000 at which time the indemnification obligations shall be effective as to all amounts. The foregoing indemnification threshold shall not apply to any indemnification obligations on account of (a) taxes, (b) a breach of the covenants set forth in Section 10.1 or 10.2, except to the extent the Indemnified Party (as defined in Section 11.5) knew of such breach on or prior to the Closing, (c) a title or survey matter resolved under Section 3.8. or (d) a breach of the representations in Section 2.2 or any adjustment to the Purchase Price as set forth herein. Further, the indemnification obligations set forth in this Article 11 and each Article 11 under the Related Agreements shall be limited to an aggregate amount not to exceed all the Purchase Prices in each Related Agreement actually paid by Buyer, Buyer Parent and its Affiliates as adjusted in accordance with Article 2; PROVIDED that the foregoing cap shall not apply to indemnification obligations on account of taxes. The indemnified party shall not have the right to indemnification hereunder to the extent that an adjustment to the Purchase Price or other monetary adjustment has already been made under this Agreement.

        Section 11.5 INDEMNIFICATION PROCEDURE BETWEEN BUYER AND SELLER. Upon the occurrence of any claim for which indemnification is believed to be due hereunder, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"), stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations herein). Upon receipt of any such notice, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 11.4) within 10 days of such determination, pay the Indemnified Party such amount owed in cash, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in THE WALL STREET JOURNAL.

        Section 11.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                (a) If any third party shall notify an Indemnified Party with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against an Indemnifying Party or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

                (b) Any Indemnifying Party will have the right to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as

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CONFIDENTIAL                                                       ROCHESTER, NY

provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not assume the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article 11 and the records of each shall be available to the other with respect to such defense.

                (c) TAX TREATMENT OF PAYMENT. Unless otherwise required by law, Seller and Buyer agree to treat any payment made under this Agreement (including, without limitation, Sections 2.2 and Article 11) as an adjustment to the Purchase Price.

                                   ARTICLE 12.

                            TERMINATION OF AGREEMENT

        Section 12.1 TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter on or before the Closing Date, may terminate this Agreement in the event of a material breach by Seller or Seller Parent in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date.

        Section 12.2 TERMINATION BY SELLER. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement the event of a material breach by Buyer or Buyer Parent in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date.

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CONFIDENTIAL                                                       ROCHESTER, NY

        Section 12.3 TERMINATION DATE. This Agreement may be terminated by either Seller or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m.
(MST) on April 30, 2001 (other than as a result of a breach of this Agreement by the party giving such notice or by its Affiliates), unless such date shall be extended by the mutual written consent of Seller and Buyer.

        Section 12.4 EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article 12 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached this Agreement prior to the termination hereof.

                                   ARTICLE 13.

                         NONDISCLOSURE: NONSOLICITATION

        Section 13.1 NONDISCLOSURE BY SELLER AND SELLER PARENT. Seller and Seller Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and Seller Parent each agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller or Seller Parent. In the event of a breach or threatened breach by Seller or Seller Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation. the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of three years following the first to occur of (i the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

        Section 13.2 NONDISCLOSURE BY BUYER AND BUYER PARENT. Buyer and Buyer Parent recognize and acknowledge that they have in the past, currently have, and prior to the Closing Date, will have access to certain confidential information of Seller and Seller Parent, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer and Buyer Parent agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer or Buyer Parent of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing

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CONFIDENTIAL                                                       ROCHESTER, NY

any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of three years following the first to occur of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

        Section 13.3 NON-SOLICITATION BY SELLER. Seller and Seller Parent agree that for a period of three years following the Closing Date, they will not, and will cause their Affiliates (as defined in Section 5.15(b)) not to, solicit or accept business from any existing customer accounts of the Business; PROVIDED that Seller and Seller Parent shall be permitted to service any national account within such markets if pursuant to the terms of the relevant national account agreement Seller and Seller Parent are unable to subcontract the services to Buyer.

        Section 13.4 CONFIDENTIAL INFORMATION. Neither Seller Parent nor Seller (nor any of their subsidiaries or affiliated entities) shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of any records and files containing, any confidential information relating exclusively to the Business, the Assets, or the liabilities assumed by Buyer hereunder, all such `information being deemed to be transferred to Buyer hereunder. For purposes hereof, "confidential information" shall mean information relating exclusively to the Business, the Assets, or the liabilities assumed by Buyer hereunder, including, without limitation, all customer and vendor lists and related information, all information concerning the Business' processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Seller Parent or Seller. The foregoing provisions shall not apply to any information which is or relates to an Excluded Asset or which is or relates to the liabilities retained by Seller hereunder. If at any time after the Closing, Seller Parent or Seller should discover that they are in possession of any records and files containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records and files over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Seller Parent and Seller severally agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery.

        Section 13.5 EQUITABLE RELIEF FOR VIOLATIONS. The parties expressly covenant and agree that if any of them violates, or overtly threatens to violate, the covenants set forth in this Article 13 (the "Restrictive Covenants"), the non-violating party shall be entitled to an accounting and repayment of all profits, compensation, commissions. remuneration, or benefits which the violating party. directly or indirectly, realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The parties acknowledge further that an irreparable injury may result to the non-violating party and its business in the event of a breach by the violating party of the Restrictive Covenants. The parties also acknowledge and agree that the damages or injuries which a non-violating party sustains as a result of a breach by a violating party of the Restrictive Covenants are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under the Restrictive Covenants, such rights or obligations shall be enforceable by an

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CONFIDENTIAL                                                       ROCHESTER, NY

arbitral decree of specific performance and a non-violating party shall also be entitled to any injunctive relief from the arbitral tribunal pursuant to
Section 14.12 necessary to prevent or restrain any violation of the Restrictive Covenants. Such relief however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

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CONFIDENTIAL                                                       ROCHESTER, NY

                                   ARTICLE 14.

                                     GENERAL

        Section 14.1 ASSIGNMENT: BINDING EFFECT: AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) without the prior consent of the others; PROVIDED that Buyer may assign this Agreement to any affiliate of Buyer (but shall remain responsible for its obligations hereunder) and the Seller and Seller Parent may assign this Agreement and their rights hereunder to Bank of America, N.A., as U.S. Collateral Agent (in such capacity, the "U.S. Collateral Agent") pursuant to the Restated U.S. Security Agreement dated as of November 26, 1999 among CERI, L.P., various other subsidiaries of Seller Parent and the U.S. Collateral Agent." This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and the successors and permitted assigns of Buyer, Buyer Parent, Seller and Seller Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, subject to the Enforceability Qualifications and may be modified or amended only by a written instrument executed by all parties hereto.

        Section 14.2 ENTIRE AGREEMENT. This Agreement, and the Related Agreements, together with the exhibits, schedules and annexes hereto and thereto. are the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement and the Related Agreements. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

        Section 14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts. each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        Section 14.4 NO BROKERS. Seller and Seller Parent represent and warrant to Buyer and Buyer Parent and Buyer and Buyer Parent represent and warrant to Seller and Seller Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

        Section 14.5 EXPENSES OF TRANSACTION. Except as otherwise provided in this Agreement or the other Related Agreements, whether or not the transactions herein contemplated shall be consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and Buyer Parent and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and Compliance with all conditions to be performed by Buyer and Buyer Parent under this Agreement and (b) Seller will pay the fees, expenses and disbursements of Seller and Seller Parent and their respective agents, representatives, accountants and counsel

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CONFIDENTIAL                                                       ROCHESTER, NY

incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Seller Parent and Seller under this Agreement. Seller Parent and Seller represent and warrant to Buyer and Buyer Parent and Buyer and Buyer Parent represent and warrant to Seller and Seller Parent that each has] relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby. Nothing in this Section 14.5 shall limit the rights of a non-breaching party to recover damages, including fees and expenses if so awarded, in connection with any claim against a party in breach hereunder.

        Section 14.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                (a)     If to Seller, addressed to it at:

                        GENERAL ENVIRONMENTAL TECHNICAL SERVICES, INC. 1005 Skyview Drive
                        Burlington Ontario, Canada L7P 5B1
                        Attn.: President

                                       with a copy to:

                        GENERAL ENVIRONMENTAL TECHNICAL SERVICES, INC. 1005 Skyview Drive
                        Burlington Ontario, Canada L7P 5B1
                        Attn.: General Counsel

                        with a copy to:

                        Hodgson Russ, LLP
                        One M & T Plaza, Suite 2000
                        Buffalo, NY 14203-2391
                        Attn.: Pamela D. Heilman, Esquire

                (b)     If to Buyer, addressed to it at:

                                       WASTE MANAGEMENT OF NEW YORK, LLC
                        Westpointe Corporate Center One, Suite 200
                        1550 Coraopolis Heights Road
                        Moon Township, PA 15108
                        Attn.: V.P. Business Development

                        with a copy to:

                        Megan E. Harmon, Esquire

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CONFIDENTIAL                                                       ROCHESTER, NY

                        Schnader Harrison Segal & Lewis LLP
                        Fifth Avenue Place, Suite 2700
                        120 Fifth Avenue
                        Pittsburgh, PA 15222

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and ten business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

        Section 14.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 14.8 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any

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CONFIDENTIAL                                                       ROCHESTER, NY

similar breach or default occurring later, nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

        Section 14.9 CAPTIONS. The headings of this Agreement are inserted for convenience only shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        Section 14.10 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        Section 14.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. All references herein to Articles. Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require.

        Section 14.12 ARBITRATION. Other than pursuant to Section 2.3 or 2.4 or for a breach of Article 13, any dispute, controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved between Buyer and Seller, including, without limitation, whether such controversy or claim is subject to arbitration, shall be finally resolved by binding arbitration held in Buffalo, New York, in accordance with the domestic arbitration rules of the American Arbitration Association, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts and except as may otherwise be modified by this Section or by mutual agreement of the parties. Arbitration proceedings shall be conducted by a panel of three persons selected as follows: the party initiating arbitration shall select one arbitrator and the other party shall select a second arbitrator. The two arbitrators so selected shall select a third arbitrator as soon as possible. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. No arbitrator shall have or previously have had any significant relationship with any of the parties. Notwithstanding Section 14.7 herein, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. The parties will, upon the request of any party, support the consolidation of all existing disputes under the Related Agreements in a single action to be adjudicated by a single arbitration panel in accordance with this Section.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above-written.

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CONFIDENTIAL                                                       ROCHESTER, NY

                        BUYER:

                        WASTE MANAGEMENT OF NEW YORK, LLC


                        By:  /s/ Raymond Sittig
                           -----------------------------------------
                        Its: /s/ Vice President
                            ----------------------------------------

                        SELLER:

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CONFIDENTIAL                                                       ROCHESTER, NY

                        GENERAL ENVIRONMENTAL TECHNICAL SERVICES, INC.


                        By:    /s/ George Boothe
                           -----------------------------------------
                        Its: President
                            ----------------------------------------


                        SELLER PARENT:

                        CAPITAL ENVIRONMENTAL RESOURCE, INC.


                        By:    /s/ George Boothe
                            ----------------------------------------
                        Its: President
                            ----------------------------------------

                        BUYER PARENT:

                        WASTE MANAGEMENT, INC.


                        By:    /s/ Raymond Sitting
                            ----------------------------------------
                        Its: President
                            ----------------------------------------

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CONFIDENTIAL                                                       ROCHESTER, NY

                                LIST OF SCHEDULES

Annex I                              --    Related Agreements

Schedule A                           --    Land

Schedule 1.1(b)                      --    Permits

Schedule 1.1(c)                      --    Equipment

Schedule 1.1(d)                      --    Rolling Stock

Schedule 1.1(h)                      --    Customer Contracts and
                                           Related Approvals

Schedule 1.1(i)                      --    Business Names

Schedule 1.1(q)                      --    Covenants

Schedule 1.2                         --    Excluded Assets

Schedule 1.3                         --    Material Contracts

Schedule 1.4                         --    Advance Billings

Schedule 1.5                         --    Allocation of Purchase
                                           Price

Schedule 2.2                         --    Excluded Revenue

Schedule 4.3                         --    Transition Employees

Schedule 4.5                         --    Waiver of First Refusal

Schedule 5.1                         --    Certificate of
                                           Incorporation and Bylaws

Schedule 5.3                         --    Rights

Schedule 5.4(c)                      --    Leased Assets

Schedule 5.5(b)                      --    Real Property Disclosure

Schedule 5.6                         --    Contracts

Schedule 5.7                         --    Employees; Exceptions to "at will"
                                           Employment

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CONFIDENTIAL                                                       ROCHESTER, NY

Schedule 5.8(a)                      --    Compliance with Law

Schedule 5.8(b)                      --    Conflicts; Consents

Schedule 5.9                         --    Taxes

Schedule 5.10                        --    Litigation

Schedule 5.11                        --    Conduct of Business

Schedule 5.12(a)                     --    Hazardous Materials

Schedule 5.12(b)                     --    List of Disposal Sites

Schedule 5.15                        --    Affiliate Relationships

Schedule 5.16                        --    Performance Bonds;
                                           Letters of Credit

Schedule 5.17                        --    Employment and Labor
                                           Matters

Schedule 6.3                         --    Buyer's Certificate of Incorporation